Exhibit 99.1


              Gastar Exploration Announces Successful Results from
                        Latest Bossier Drilling Activity


     HOUSTON--(BUSINESS WIRE)--Aug. 25, 2006--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) is pleased to announce that it has drilled the Wildman Trust #2 well located in Leon County, Texas to a total depth of 19,500 feet and, based on preliminary analysis of electric logs and gas shows encountered during drilling, the well encountered approximately 220 net feet of apparent pay with high indicated porosity in three separate middle Bossier sands and five separate lower Bossier sands. Gastar is in the process of installing a 5-inch string of casing to total depth and will begin initial completion and testing of the apparent lower Bossier pay zones. The completion activities are expected to take approximately 30 days and, if successful, initial production is expected by early-October 2006. Gastar has a 67% after casing point ("ACP") working interest with Chesapeake Energy Corporation (NYSE:CHK) owning a 33% ACP working interest.
     Gastar's John Parker #2 well was spudded on August 19, 2006 and is currently drilling at an approximate depth of 3,000 feet. The well is expected to take approximately 100 days to reach an estimated total depth of 18,000 feet. This well is targeting the same middle Bossier sands that appear productive in Gastar's John Parker #1 well. Gastar's working interest in the John Parker #2 well is approximately 42% BCP (50% ACP) with Chesapeake Energy Corporation holding a 33% BCP working interest (25% ACP working interest) and an unrelated private exploration and production company holding the remaining 25% working interest.
     Commenting on the announcement, J. Russell Porter, Gastar's Chief Executive Officer, stated, "The Wildman Trust #2 well demonstrates the continuity of the lower Bossier sands across the Hilltop structure. This well also discovered a new series of middle Bossier sands that appear to be developing on the north and east side of the Hilltop structure. From a gross sand and reserve potential basis, this well appears to be the best well drilled to date by Gastar in the deep Bossier play. Coming on the heels of our most recent successful middle Bossier well, the John Parker #1, we believe this well is further confirmation of the tremendous asset value that Gastar is developing on its deep Bossier leasehold. Gastar plans on spudding an offset well to the Wildman Trust #2 within the next 7 to 10 days. That well, the Williams #1, will be positioned to test the same middle and lower Bossier sands discovered in the Wildman Trust #2 well."
     Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.5 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL
238) and Gippsland Basin (EL 4416) located in New South Wales and Victoria, respectively.

     Safe Harbor Statement and Disclaimer:

     This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


     CONTACT: Gastar Exploration, Ltd., Houston
              J. Russell Porter, 713-739-1800
              Fax: 713-739-0458
              rporter@gastar.com
              www.gastar.com